                                                                      EXHIBIT 23

              Consent of Independent Certified Public Accountants
              ---------------------------------------------------


The Board of Directors and Shareholders
Planar Systems, Inc. and Subsidiaries


We consent to the incorporation by reference in the Registration Statements (Nos. 33-82696 and 33-82688 and 33-90258) on Form S-8 of Planar Systems, Inc. and subsidiaries of our report dated November 7, 1997, relating to the consolidated balance sheets of Planar Systems, Inc. and subsidiaries as of September 26, 1997 and September 27, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 26, 1997, which report appears in the Annual Report on Form 10-K of Planar Systems, Inc. and subsidiaries for the year ended September 26, 1997.


KPMG Peat Marwick LLP


Portland, Oregon
December 19, 1997